EXHIBIT 3

                               PARENTS AGREEMENT

      This PARENTS AGREEMENT (the "Agreement") is entered into as of the 31st day of January, 1996, by COMCAST CORPORATION, a Pennsylvania corporation ("Comcast Parent") and SPRINT CORPORATION, a Kansas corporation ("Sprint Parent").

      WHEREAS, subsidiaries of each of Comcast Parent, Sprint Parent, Cox Communications, Inc., a Delaware corporation ("Cox Parent"), and Tele-Communications, Inc., a Delaware corporation ("TCI Parent", and together with Cox Parent and Comcast Parent, the "Cable Parents") (such subsidiaries, the "Partners") have entered into that certain Agreement of Limited Partnership of MajorCo, L.P., dated as of March 28, 1995, as amended by that certain First Amendment to Agreement of Limited Partnership, dated as of August 31, 1995 (the "Prior Partnership Agreement"), pursuant to which MajorCo, L.P., a Delaware limited partnership ("MajorCo") was formed;

      WHEREAS, as of the date hereof, the Partners are further amending the Prior Partnership Agreement and restating it in its entirety (as so amended and restated, the "Partnership Agreement") and, in connection therewith, each Cable Parent has agreed to make certain undertakings to Sprint Parent, and Sprint Parent has agreed to make certain undertakings to each Cable Parent.

      NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties, and other good and valuable consideration the receipt of which is hereby acknowledged, Sprint Parent and Comcast Parent do hereby agree as follows:

      SECTION 1.    Definitions.

      (a) The following capitalized words and phrases as used in this Agreement have the meanings indicated below:

      "Advanced Data Services" has the meaning set forth in Schedule 1.

      "Brand" of any Person means a trademark, tradename, service mark and/or logo of such Person.

      "Bulk Purchaser" means a purchaser of cable television service that provides such service to multiple dwelling units (whether in one or more buildings or whether in one or more complexes or locations) of which it is the owner or for which it acts as manager or agent or with which it otherwise has a relationship, by contract or otherwise.

      "Cable Subsidiary" means (i) any Controlled Affiliate of Comcast Parent that owns a cable television system and (ii) any Person that Comcast Parent or its Controlled Affiliates has a unilateral right to cause to comply with
Section 2 hereof with respect to cable television systems owned by such Person.

      "Controlled Affiliate" means (i) when used with respect to Comcast Parent, each Subsidiary of Comcast Parent, (ii) when used with respect to Sprint Parent, each Subsidiary of Sprint Parent, and (iii) when used with respect to any Person in Section 2 hereof, including Comcast Parent and Sprint Parent, any Affiliate of such Person that such Person can directly or indirectly unilaterally cause to take or refrain from taking any of the actions required, prohibited or otherwise restricted by such Section, whether through ownership of voting securities, contractually or otherwise.

      "Entertainment Services" has the meaning set forth in Schedule 1.

      "Excluded Businesses" has the meaning set forth in Schedule 1.

      "Households Passed" means, as of any relevant date, the aggregate number of residential dwelling units to which the facilities of Comcast Parent's Cable Subsidiaries either (i) are capable, as of such date, of providing Local Telephony Service by means of an existing customer drop or other similar connection or (ii) could legally provide Local Telephony Service using a customer drop or other similar connection no more than two hundred (200) feet in length (exclusive of any wiring within the applicable structure and assuming that the applicable owner or occupant consented to receipt of Local Telephony Service). For purposes of this definition, each residential dwelling unit in a multiple dwelling unit that is otherwise within the foregoing definition will be counted as one Household Passed.

      "IXC" means each of the following Persons, each successor to the long distance telephony business of any such Person and each of the respective Affiliates of each such Person or successor: AT&T Corp., MCI Communications Corporation, British Tele-Communications plc, Worldcom, Inc., Cable & Wireless plc, LCI International Inc. and Frontier Corporation.

      "Local JV" has the meaning set forth in Section 3.

      "Local Telephony Services" has the meaning set forth in Schedule 1.

      "Long Distance Telephony Services" has the meaning set forth in Schedule
1.

      "Non-Exclusive Services" has the meaning set forth in Schedule 1.

      "RBOC" means each of the following Persons, each successor to the local exchange carrier business of any such Person and each of the respective Affiliates of each such Person or successor: each BOC, GTE Corporation and Frontier Corporation.

      "Rights of Use" means rights to use the distribution facilities of a Cable Subsidiary's cable system to provide Local Telephony Services or Advanced Data Services, as applicable, to end users connected to such distribution facilities.

      "Satellite Carrier" means each of the following Persons, each successor to the direct broadcast satellite business of any such Person and each of the respective Affiliates of each such Person or successor: DIRECTV, Inc., U.S. Satellite Broadcasting, Inc. and EchoStar Communications Corporation.

      "Sprint LECs" means, as of any relevant date, those local exchange carriers that are Subsidiaries of Sprint Parent.

      "Teleport Contribution Agreement" means that certain Contribution Agreement among the Cable Partners, MajorCo and NewTelco, L.P., dated as of March 28, 1995.

      "Term" means the period commencing on the date hereof and ending on the date this Agreement terminates in accordance with Section 13.

      "Territory" shall mean the United States, including all territories and possessions thereof, except for Puerto Rico, but excluding as of any date those geographic areas in which a Sprint LEC is providing Local Telephony Services primarily through its owned facilities at such date.

      (b) The following capitalized words and phrases as used in this Agreement have the meanings ascribed thereto in the Partnership Agreement:
"Affiliate", "BOC", "Business Day", "Cable Partner", "Comcast Area", "MFJ", "Parent", "Person", "Sprint Brand", "Subsidiary", "Substantial Portion", "Teleport".

      (c) The definitions in this Section 1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections and Schedules shall be deemed references to Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

      SECTION 2.    Undertakings.

      (a)      Exclusive Packaging/Marketing.

               (i) Comcast Parent agrees that, during the Term, it will not directly or through any Subsidiary formed for such purpose, and it will cause its Cable Subsidiaries (and each other Controlled Affiliate of Comcast Parent that is authorized to offer or promote, or package, any of the products or services of its Cable Subsidiaries) not to, (A) offer or promote, or package any of the products or services of such Cable Subsidiary with, or act as sales agent for, any Long Distance Telephony Services or Local Telephony Services in the Territory under the Brand of an RBOC or an IXC, other than the Sprint Brand, or (B) package any of the Non-Exclusive Services referred to in clause (2), (3), (4), (5),
      (6), (7) or (8) of the definition of such term in Section V of Schedule 1 under the Brand of an RBOC or an IXC, other than the Sprint Brand, with Local Telephony Services being offered by Comcast Parent or its Controlled Affiliates in the Territory under the Brand of Comcast Parent, an Affiliate of Comcast Parent or Teleport, in each case except as permitted by Section 2(a)(ii) and Section 4 and except as may otherwise be required by applicable law, and provided that Comcast Parent shall not be deemed to be in violation of this covenant solely because advertising relating to RBOC- or IXC-Branded Local Telephony Services, Long Distance Telephony Services or Non-Exclusive Services being offered or promoted, or packaged, by Comcast Parent or any of such Cable Subsidiaries or other such Controlled Affiliates solely in one or more geographic areas outside of the scope of this Section 2(a)(i) appears in or is broadcast to one or more geographic areas within the scope of this Section 2(a)(i) so long as such advertising is designed to reach primarily potential customers in such geographic areas outside the scope of this Section 2(a)(i). The inclusion, whether alone or in a package, of offers or promotions of Long Distance Telephony Services or Local Telephony Services under the brand of an RBOC or an IXC (including advertising on advertising availabilities sold by a Cable Subsidiary) in programming or other content contained in products or services of a Cable Subsidiary shall not be deemed to be a violation of this Section 2(a)(i) unless such offers or promotions (other than offers or promotions included in the content of a shopping channel or similar service) would otherwise involve a violation of this Section. The foregoing shall not be construed to in any way limit the right of Comcast Parent and any of its Controlled Affiliates that are providing Local Telephony Service in a market to provide any of its customers in that market with any Long Distance Telephony Service, including an IXC-branded Long Distance Telephony Service, that such customer may request and to receive payment therefor from the provider of such Long Distance Telephony Service in the form of an access fee or such other form, including commission, as may be customary in the particular market in the absence of a pre-existing sales agency agreement with a provider. Comcast Parent and Sprint Parent further agree to negotiate in good faith for Comcast Parent and its Cable Subsidiaries to act, and Sprint Parent agrees that Comcast Parent and its Cable Subsidiaries will be authorized to act, as non- exclusive sales agents for the Long Distance Telephony
      Services of Sprint Parent and its Controlled Affiliates during the Term on a most favored nation commission basis and on such other terms as the parties may agree. The immediately preceding sentence sets forth the intention of the parties with respect to such sales agency but is not intended to create any legally binding obligation or give rise to any legal or equitable right or remedy.

               (ii) Except as otherwise required by law, Sprint Parent agrees that, during the Term, Sprint Parent will not, and will cause its Controlled Affiliates not to, offer or promote, or package any of the products or services of Sprint Parent or its Controlled Affiliates with, any Entertainment Services under the Brand of an RBOC or a Satellite Carrier in any geographic area in the Territory in which a Cable Subsidiary of Comcast Parent is providing cable television service as of the date hereof or as of any relevant date hereafter; provided that Sprint Parent shall not be deemed to be in violation of this covenant solely because advertising relating to RBOC- or Satellite Carrier-Branded Entertainment Services being offered or promoted, or packaged, by Sprint Parent or its Controlled Affiliates solely in one or more geographic areas outside of the scope of this Section 2(a)(ii) appears in or is broadcast to one or more geographic areas within the scope of this Section 2(a)(ii) so long as such advertising is designed to reach primarily potential customers in such geographic areas outside the scope of this Section 2(a)(ii); and provided, further, that Sprint Parent shall not be deemed in violation of this covenant as a result of its offering, promoting or packaging any of its products or services with Entertainment Services under an RBOC- or Satellite Carrier-Brand in a particular geographic area if each of the following conditions is met: (x) at the time Sprint Parent or its Controlled Affiliates entered into the agreement with such RBOC or Satellite Carrier, no Cable Subsidiary was providing cable television services in the geographic area covered by such agreement and (y) subject to the following sentence, such agreement is terminated by Sprint Parent or its applicable Controlled Affiliate as soon as practicable after notice (specifically referring to this Section of this Agreement) is given to it by Comcast Parent of the applicability of this covenant to such geographic area, but in any event not later than (A) one year following the giving of such notice or (B) such later date as the agreement may be terminated by Sprint Parent or the applicable Controlled Affiliate without penalty, but this clause (B) shall only apply if Sprint Parent was unable to negotiate on commercially reasonable terms an earlier right of termination that would have complied with clause (A), notwithstanding its good faith efforts. Notwithstanding the preceding sentence, Sprint Parent or its Controlled Affiliate, as applicable, may elect, by notice (specifically referring to this Section of this Agreement) given to Comcast Parent within 60 days after its receipt of notice from Comcast Parent pursuant to clause (y) above, not to terminate its agreement with an RBOC or Satellite Carrier in the applicable market unless Comcast Parent provides or causes to be provided to Sprint Parent or its applicable Controlled Affiliate on competitive economic terms the same or substantially similar kinds of Entertainment Services under a Comcast Parent Brand to offer and promote, and package with other products and services to offer and promote, to its customers in such market. If Sprint Parent makes the foregoing election and Comcast Parent does not make such Entertainment Services so available within 30 days of its receipt of such notice from Sprint Parent, then (x) Sprint Parent and its applicable Controlled Affiliate shall not be deemed to be in breach of this Section 2(a)(ii) solely as a result of its failure to terminate its agreement with the RBOC or Satellite Carrier with respect to the applicable market and (y) Comcast Parent and its Controlled Affiliates shall be released from their obligations under Section 2(a)(i) with respect to such market, and Sprint Parent and its Controlled Affiliates shall be released from their obligations under Section 2(a)(ii) with respect to such market.

            (b)   Right of Use.

                  Comcast Parent agrees that, during the Term: (x) if a Cable Subsidiary of Comcast Parent makes Rights of Use for Local Telephony Services available on its distribution facilities in a particular market to any Person other than (A) an Affiliate of such Cable Subsidiary, (B) Teleport, (C) MajorCo or (D) a Local JV, Comcast Parent will cause that Cable Subsidiary to make Rights of Use available to Sprint Parent and its Controlled Affiliates (or, if Comcast Parent or a Controlled Affiliate of Comcast Parent and Sprint Parent or a Controlled Affiliate of Sprint Parent have entered a Local JV with regard to such market, the Local JV in such market) on the same facilities in such market for the same or similar kinds (including, subject to the following paragraph, specifications and standards, capacity and quality metrics) of Local Telephony Services and, if applicable, the same or similar kinds of Non-Exclusive Services, on no less favorable terms; and
      (y) if a Cable Subsidiary of Comcast Parent makes Rights of Use available on its distribution facilities in a particular market to any IXC or RBOC for the provision of Advanced Data Services, Comcast Parent will cause that Cable Subsidiary to make Rights of Use available to Sprint Parent and its Controlled Affiliates (or, if Comcast Parent or a Controlled Affiliate of Comcast Parent and Sprint Parent or a Controlled Affiliate of Sprint Parent have entered a Local JV with regard to such market, the Local JV in such market) on the same facilities in such market for the same or similar kinds (including, subject to the following paragraph, specifications and standards, capacity and quality metrics) of Advanced Data Services on no less favorable terms. Comcast Parent will notify Sprint Parent immediately of any agreement that may be reached for Rights of Use that would be subject to the preceding sentence.

            The parties understand and agree that if, by virtue of physical limitations of the applicable facilities, the Cable Subsidiary cannot ensure identical specifications and standards or quality metrics for Rights of Use to multiple parties, then the Cable Subsidiary may make economic distinctions with respect to the Rights of Use it offers that would be taken into account in determining whether the covenant of Comcast Parent in this Section 2(b)(i) to offer the applicable services on no less favorable terms has been satisfied. By way of example, if an IXC were willing to pay a premium for Rights of Use that included a guarantee of no blocking, Sprint Parent would be required to pay that premium in order for it to exercise its rights under this Section 2(b)(i) to obtain that guarantee on no less favorable terms, notwithstanding that it would then be paying more for its Rights of Use than the other IXCs that did not have such guarantee or than any other IXC if such guarantee could not be made available to more than one Person.

            (ii) Sprint Parent agrees that if, during the Term, it or any of its Controlled Affiliates proposes to provide Local Telephony Services on a resale basis in any market in the Territory in which a Cable Subsidiary has facilities, it will promptly so notify Comcast Parent and
      (x) if the facilities that are in place meet Sprint Parent's specifications and standards (including time to market) for the provision of such Local Telephony Services, then Sprint Parent will, and will cause its Controlled Affiliates to, cooperate with Comcast Parent in good faith to negotiate (and Comcast Parent will cooperate with Sprint Parent in good faith to negotiate) mutually satisfactory terms for the provision of Local Telephony Services under the Sprint Brand using the facilities of such Cable Subsidiary and (y) if the facilities that are in place do not meet Sprint Parent's specifications and standards (including time to market) for the provision of Local Telephony Services or if the parties have not reached agreement upon the terms of the provision of such services as contemplated by clause (x) above, then Sprint Parent will or will cause its applicable Controlled Affiliate to provide Comcast Parent with a non-exclusive sales agency agreement for such Local Telephony Services on terms and conditions no less favorable to Comcast Parent and its Controlled Affiliates than are offered to any other non-exclusive sales agent for such Local Telephony Services in such market, provided such obligation shall terminate if Comcast Parent or any of its Controlled Affiliates commence the offering of facilities-based Local Telephony Services in the applicable geographic area. The parties acknowledge that there will be a presumption of good faith in the negotiations pursuant to clause (x) above and that a party will not be deemed to have failed to act in good faith solely as a result of taking non-negotiable positions or different or inconsistent positions with respect to different markets or a position that is different from any position that has been accepted by another Cable Parent. The obligations of Sprint Parent and Comcast Parent to engage in such negotiations under this Section 2(b)(ii) with respect to a particular market will continue for a period of 90 days following the receipt by Comcast Parent of the notice referred to in the first sentence of this Section 2(b)(ii) and will terminate at the end of such 90-day period. Nothing contained in this Section 2(b)(ii) shall be construed to restrict Sprint Parent or its Controlled Affiliates from rolling out Local Telephony Services in any market or delay such rollout, subject to compliance with the applicable requirements of
      Section 2(a) above, provided that neither Sprint Parent nor its Controlled Affiliates will enter into any agreements that are not terminable by it on not less than 30 days' notice if the parties reach agreement within the 90-day period.

      SECTION 3.     Local Joint Agreement; Teleport

            (a) During the Term, Comcast Parent will notify Sprint Parent whenever a Cable Subsidiary of Comcast Parent intends to upgrade its distribution facilities for Local Telephony Services (or through some other means offer Local Telephony Services) in a particular market (other than in the context contemplated by Section 4(a)) but in no event earlier than one year prior to the date it intends to commence offering Local Telephony Services in such market. There will be a presumption that if Comcast Parent notifies Sprint Parent that a Cable Subsidiary of Comcast Parent intends to upgrade its distribution facilities in a particular market (or through some other means offer Local Telephony Services) that it intends to commence offering Local Telephony Services in such market within one year. Comcast Parent and Sprint Parent will cooperate with each other in good faith to negotiate mutually satisfactory terms for the provision of Local Telephony Services under the Sprint Brand in such market using the local distribution facilities of the applicable Cable Subsidiary (or such other means). The parties acknowledge that there will be a presumption of good faith in such negotiations and that a party will not be deemed to have failed to act in good faith solely as a result of taking non-negotiable positions or different or inconsistent positions with respect to different markets or a position that is different from any position that has been accepted by another Cable Parent. For a period of 90 days following Sprint Parent's receipt of the notice required pursuant to the first sentence of this Section 3 with respect to a particular market, Comcast Parent, Sprint Parent and their respective Controlled Affiliates shall not negotiate with any other Person regarding the provision of Local Telephony Services in such market; provided, however, that Comcast Parent and Sprint Parent will commence immediately such negotiation with respect to those markets listed on Schedule 2 attached hereto (the "Specified Markets") and the period of exclusive negotiation with respect to the Specified Markets shall expire on April 30, 1996. The obligations of Comcast Parent and Sprint Parent under this Section 3 with respect to a particular market shall terminate upon expiration of the exclusive negotiation period provided in this Section 3 with respect to such market. The contractual arrangements between Comcast Parent and Sprint Parent or their respective Controlled Affiliates regarding the provision of such services in a particular market may take the form of a local joint venture agreement or another form as the applicable parties may negotiate and upon such terms (including economic terms, scope, etc.) as they may agree (such joint venture or other entity formed by, or other agreement or arrangement between, Sprint Parent and Comcast Parent or their respective Controlled Affiliates for the purposes contemplated by this Section 3, a "Local JV"). If Sprint Parent or any of its Controlled Affiliates are providing Local Telephony Services on a resale basis in a market at the time the terms of a Local JV are agreed upon with respect to such market then Sprint Parent shall or shall cause its applicable Controlled Affiliates to offer to transfer to the Local JV its business of providing Local Telephony Services in such market and, at Comcast Parent's option, the assets used in such business, at a price determined on the same basis as would then be applicable to a transfer of a business under Section 6.3(p) of the Partnership Agreement. If Sprint Parent and Comcast Parent have not reached agreement upon the terms of a Local JV for a particular market (an "Unresolved Market") by the expiration of the 90-day period of exclusive negotiation and, at that date or at any time thereafter prior to Sprint Parent and Comcast Parent or their respective Controlled Affiliates having entered a Local JV with respect to the Unresolved Market, Sprint Parent or one of its Controlled Affiliates has entered a Local JV with any Cable Parent or a Controlled Affiliate thereof with respect to a market the characteristics of which that are relevant to the business of Local Telephony Services are similar to those of the Unresolved Market, then Sprint Parent shall offer to enter into or cause one of its Controlled Affiliates to enter into a Local JV with a Controlled Affiliate of Comcast Parent for the Unresolved Market on terms and conditions no less favorable to Comcast Parent and its Controlled Affiliates than those Sprint Parent (or its Controlled Affiliate) has agreed to with respect to such other similar market. Sprint Parent agrees to disclose to Comcast Parent promptly the terms of any agreements it may reach with Cox Parent or TCI Parent or their respective Controlled Affiliates regarding the provision of Local Telephony Services in any market, and Comcast Parent hereby consents to the disclosure by Sprint Parent to Cox Parent and TCI Parent of any agreement that Comcast Parent and Sprint Parent may reach as contemplated by this Section 3. Nothing contained in this Section 3 or in
Section 2(b)(ii) shall be construed to restrict any Controlled Affiliate of Comcast Parent from rolling out Local Telephony Services in any market or delay such rollout, subject to compliance with Section 2 above.

      (b) It is the present goal and intention of the parties to continue to attempt to integrate the businesses and activities of Teleport with the business and activities of MajorCo as promptly as practicable, provided that the parties can achieve mutually satisfactory agreements for such integration and for the provision of Local Telephony Service in the Specified Markets.
The foregoing is intended to set forth the parties' present intentions concerning their future efforts with respect to the achievement of their mutual goal of integrating MajorCo and Teleport, but is not intended to and does not create a legally binding obligation, it being understood that the Cable Parents and their respective Controlled Affiliates remain free to pursue activities that they, in their sole discretion, consider to be in the best interests of Teleport and its owners, and each party remains free to determine, in its sole discretion, to proceed, or agree that MajorCo would proceed, with any proposed transaction involving Teleport.

      Without limiting any party's ability to exercise its sole discretion with respect to matters covered in this Section 3(b), Sprint Parent has advised the Cable Parents that the failure of a proposed agreement regarding Teleport to include the following may result in Sprint Parent's refusal to enter into an agreement with respect to Teleport, were any such agreement to be proposed: (i) the contribution to MajorCo of at least a 62.5% ownership interest in Teleport under the same economic terms as would have applied if the Teleport Contribution Agreement had not been terminated (which, in Sprint Parent's opinion, would require adjustments for the loss of tax benefits arising from the reorganization of Teleport into corporate form, if such were to occur); (ii) governance of the Teleport interests held by MajorCo in accordance with the current MajorCo governance provisions; (iii) modification of the Teleport governance provisions to provide that all matters will be resolved by simple majority vote, both at the governing board and stockholder/partner level, and to eliminate all special rights of partners to elect governing board members or to approve or disapprove transactions involving stockholders/partners and their respective affiliates (provided that such transactions are on arms' length terms); (iv) modification of the scope and exclusivities of Teleport in a manner that rationalizes the operations of Teleport, MajorCo and the individual wireline efforts of the Partners, which would include the exclusion of Teleport from the wireless business, the limitation of Teleport's residential switched activities to the New York market, and a reconciliation of the respective activities of Teleport and the Local JVs relating to the small business market; (v) the marketing of all of Teleport's retail products under the Sprint Brand; and (vi) receipt of satisfactory consents and waivers from Continental Cablevision, Inc. ("Continental") and its Subsidiaries or removal of Continental or the applicable Subsidiary as a Teleport stockholder/partner.

      SECTION 4.     Certain Exceptions to Undertakings.

            (a) The covenants of Comcast Parent in Sections 2 and 3 shall not apply with respect to a Bulk Purchaser in circumstances where, in the reasonable judgment of Comcast Parent, a Cable Subsidiary or other Controlled Affiliate of Comcast Parent needs to offer to a Bulk Purchaser of cable television services a package of services which include one or more Local Telephony Services and/or Long Distance Telephony Services in order to compete with an actual or anticipated offer to such Bulk Purchaser by a provider unaffiliated with Comcast Parent (whether facilities-based, as a reseller or agent or otherwise) of television/telephony services and the needed service is not then available to Comcast Parent for inclusion in such a package from Sprint Parent or its Affiliates on competitive economic terms. The covenants of Comcast Parent in Sections 2(b)(i) and 3, and the rights of Sprint Parent under such Sections, shall not become applicable solely as a result of the provision of such services to the Bulk Purchaser.

            (b) If Sprint Parent and Comcast Parent have not reached an agreement on mutually satisfactory terms for the provision of Local Telephony Services in a particular market through a Local JV within the exclusive negotiation period with respect to such markets contemplated by
Section 3, then the provisions of Section 2(a)(i) will cease to apply with respect to Long Distance Telephony Services in such market, unless Sprint Parent makes available or causes to be made available to Comcast Parent or its applicable Controlled Affiliate on competitive economic terms Sprint-Branded Long Distance Telephony Services to offer and promote, and package with other products and services to offer and promote, to its customers, and for which it would be authorized to act as non-exclusive sales agent, in that market.

            (c) If Sprint Parent and Comcast Parent have not reached an agreement on mutually satisfactory terms for the provision of Local Telephony Services in a particular market through a Local JV within the exclusive negotiation period with respect to such market contemplated by
Section 3 and Sprint Parent or any of its Controlled Affiliates is providing (through resale or otherwise) Local Telephony Services in such market, then the provisions of Section 2(a)(i) will cease to apply in such market, unless Sprint Parent makes available or causes to be made available to Comcast Parent or its applicable Controlled Affiliate on competitive economic terms Sprint-Branded Long Distance Telephony Services to offer and promote, and package with other products and services to offer and promote, to its customers, and for which it would be authorized to act as non-exclusive sales agent, in that market.

            (d) Comcast Parent's obligations under this Agreement with respect to any Person that becomes a Cable Subsidiary or Controlled Affiliate of Comcast Parent after the date hereof and any cable television system or facilities acquired by Comcast Parent or a Cable Subsidiary after the date hereof shall be subject to any contrary provisions of any agreements with Persons (other than Comcast Parent or a Controlled Affiliate of Comcast Parent) to which such Cable Subsidiary, Controlled Affiliate or cable television system or facilities are subject prior to the time such Person became a Cable Subsidiary or Controlled Affiliate or such system or facilities were acquired.

            (e) Sprint Parent's obligations under this Agreement with respect to any Person that becomes a Controlled Affiliate of Sprint Parent after the date hereof shall be subject to any contrary provisions of any agreements with Persons (other than Sprint Parent or a Controlled Affiliate of Sprint Parent) to which such Controlled Affiliate is subject prior to the time such Person became a Controlled Affiliate.

            (f) Notwithstanding anything to the contrary in this Agreement, the provisions of Section 2(a) will not apply with respect to the Comcast Area.

      SECTION 5.  Consent to Jurisdiction.

            (a) Each of Sprint Parent and Comcast Parent hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court sitting in the County of New York or any Federal court of the United States of America sitting in the State of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

            (b) Each of Sprint Parent and Comcast Parent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court sitting in the County of New York or any Federal court sitting in New York. Each of Sprint Parent and Comcast Parent hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have personal jurisdiction over it.

            (c) Each of Sprint Parent and Comcast Parent irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement, provided that such service shall be deemed to have been given only when actually received by it. Nothing in this Agreement shall affect the right of a party to serve process in any other manner permitted by law.

      SECTION 6.     Waiver; Remedies.

      The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party against which such waiver is to be asserted. Except as otherwise provided herein, no failure or delay of any party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

      SECTION 7.     Assignment.

      Except with respect to an assignment in connection with a transfer (in a single transaction or series of related transactions) of all or a Substantial Portion of the cable television system assets (in the case of Comcast Parent) or long distance telecommunications business assets (in the case of Sprint Parent) owned by Comcast Parent or Sprint Parent, respectively, directly or through Controlled Affiliates immediately prior to the transfer (or the first transfer of the series) (a "Permitted Transaction") to (i) the transferee of such assets or (ii) the Parent of such transferee, this Agreement shall not be assignable without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall be binding upon the transferee of such party in a Permitted Transaction (which transferee the applicable transferor shall cause to agree in writing to be so bound in connection with such Permitted Transaction). Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement.

      SECTION 8.     Severability.

      Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible and such illegality, invalidity or unenforceability shall not affect the validity or legality of the remainder of this Agreement.

      SECTION 9.     Governing Law.

      The internal laws of the State of Delaware (without regard to principles of conflict of law) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

      SECTION 10.  Waiver of Jury Trial.

      Sprint Parent and Comcast Parent each irrevocably waives to the extent permitted by law all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

      SECTION 11.  Notices.

      Any notice, payment, demand or communication required or permitted to be given by any party by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed as follows, or to such other address or number as such party may from time to time specify by notice to the other party:

       (a)  If to Comcast Parent, to:

            Comcast Corporation
            1500 Market Street
            Philadelphia, PA 19102-2148
            Telecopy No.: (215) 981-7794
            Attn: General Counsel

            with copies to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, NY 10017
            Telecopy No.: (212) 450-4800
            Attn: Dennis S. Hersch, Esq.

        (b) If to Sprint Parent, to:

            Sprint Corporation
            2330 Shawnee Mission Parkway
            Westwood, KS 66205
            Telecopy No.: (913) 624-8426
            Attn: Chief Financial Officer


            with copies to:

            Sprint Spectrum, L.P.
            2330 Shawnee Mission Parkway
            Westwood, KS 66205
            Telecopy No.: (913) 624-2256
            Attn: Corporate Secretary

            King & Spalding
            191 Peachtree Street
            Atlanta, Georgia 30303-1763
            Telecopy No.: (404) 572-5146
            Attn: Bruce N. Hawthorne, Esq.

      Any party may from time to time specify a different address by notice to the other parties. All notices and other communications given to a Person in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) four (4) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by facsimile (with acknowledgment received and, in the case of a facsimile only, a copy of such notice is sent no later than the next Business Day by a reliable overnight courier service, with acknowledgment of receipt), or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

      SECTION 12.  Entire Agreement.

      The provisions of this Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior agreements, oral or written, and other communications between the parties relating to the subject matter hereof.

      SECTION 13.  Term.

      This Agreement and the rights and obligations of the parties hereunder will terminate on January 31, 2001, provided that this Agreement and the rights and obligations of the parties shall earlier terminate on the first to occur of (i) January 31, 1999 if at that date Local Telephony Services are being offered under the Sprint Brand by Comcast Parent and its Controlled Affiliates (or Local JVs) through facilities of its Cable Subsidiaries passing fewer than 25% of the aggregate number of Households Passed by facilities of Comcast Parent and its Cable Subsidiaries that have been upgraded for, and through which Comcast Parent and its Controlled Affiliates (or Local JVs) are providing, Local Telephony Services,
(ii) such date as of which neither Comcast Parent nor any of its Controlled Affiliates is a partner in MajorCo and (iii) such date as of which neither Sprint Parent nor any of its Controlled Affiliates is a partner in MajorCo.



      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                  COMCAST CORPORATION

                                  By:__________________________________
                                      Name:
                                      Title:


                                  SPRINT CORPORATION

                                  By:__________________________________
                                      Name:
                                      Title:


                                  SCHEDULE 1


                             Certain Defined Terms


I.    Local Telephony Services

      "Local Telephony Services" shall mean wireline "local exchange, access, and transport services" offered or provided to residences in the Territory that are functionally equivalent (from the customer's perspective) to circuit-based offerings (e.g., a POTS access line that provides to the user a circuit of equal and fixed bi-directional transmission capacity). Local Telephony Services may utilize an underlying network technology that is not circuit-based as long as the offering to the residence is (from the customer's perspective) functionally equivalent to one of the "local exchange, access and transport" services listed below. Local Telephony Services shall not include Advanced Data Services, the Non-Exclusive Services and the Excluded Businesses.

      Local Telephony Services shall include the provision and transport of intra-LATA wireline calls, except for 75 Mile Plus Calls.

      Local Telephony Services are not restricted by form (e.g., analog or digital), method of origination (e.g., voice, data, telemetry, etc.), or the content transmitted by the customer.

      The "local exchange, access, and transport" services are:

              1. Local dial tone service for residential customers (i.e., basic service, additional lines, EAS, ISDN, etc.);

              2. Ancillary basic service features such as tone dialing, custom calling, CLASS, Centrex, and functionality for number portability;

              3. Access for switched and dedicated intra-LATA and inter-LATA service;

              4. Private line services not interconnected with an inter-LATA private line network (including back haul for wireless services); and

              5. "Video telephony", which shall mean circuit switched two-way communications services that are not Excluded Businesses providing:

                      a. point-to-point two-way audio/video connectivity;

                      b. point-to-point one-way video connectivity and two way
                         audio connectivity;

                      c. multi-point to multi-point audio/video connectivity;
                         or

                      d. access for intra-LATA and inter-LATA video telephony.


II.   Long Distance Telephony Services

      "Long Distance Telephony Services" shall mean (other than as provided in Sections I and V of this Schedule 1) (a) wireline inter-LATA service to residences in the Territory, except for that subject to local exchange carrier inter-LATA waivers or (b) 75 Mile Plus Calls to residences in the Territory, but in each case excluding any of such services that are also Advanced Data Services or services described in clauses (2) or (3) of the definition of Excluded Business in Section VI below.


III.  Advanced Data Services

      "Advanced Data Services" shall mean wireline services offered or provided to residences in the Territory that are functionally equivalent to asynchronous offerings (e.g., an internet access service with instantaneously varying data rates and equal or unequal bi-directional transmission capacity). Advanced Data Services shall not include the Local Telephony Services, the Non- Exclusive Services, and those Excluded Businesses referred to in clauses
(1), (2) and (3) of the definition of Excluded Businesses in Section VI of this Schedule 1.


IV.   Entertainment Services

      "Entertainment Services" means the delivery via a distribution system (whether wired or wireless, and whether terrestrial or satellite-based) of entertainment and, except to the extent contemplated under Non-Exclusive Services, other content-based services, which services in either such case are competitive with services typically provided by cable television companies to their customers at the date of this Agreement. The provision of Internet access services, incidental audio/video content related to the provision of Internet access services (e.g. browsers, navigators, logos, customer service, sales) and on-line hosting services shall not be deemed to be Entertainment Services.


V.      Non-Exclusive Services

            "Non-Exclusive Services" means each of the following:

               1. Incidental services to other Local Telephony Services,
                  including billing services and the installation, maintenance, repair, sale or lease of customer premises equipment or customer controlled equipment.

               2. 500 Services.

               3. Meeting services, such as video or other teleconferencing in which the provider does not create nor resell the content of such service.

               4. Server-based content services customarily provided by local exchange telephone companies, consisting of directory assistance, operator service, time, temperature and similar information services that are voice only and TDD relay.

               5. Incidental data services to support signaling, billing and system diagnostics and management for audio/video connectivity.

               6. Incidental audio/video content (e.g., logos, customer
                  service, sales), that are directly related to the provision of video telephony.

               7. Enhanced services such as voice mail, e-mail, facsimile store and forward.

               8. Video telephony enhanced services, such as video mail, store and forward, and customer service, but excluding any such enhanced service that is an Excluded Business.


VI.      Excluded Business

            "Excluded Business" means each of the following:

               1. Long Distance Telephony Services.

               2. The provision of entertainment and, except to the limited extent contemplated under Non-Exclusive Services, other content-based services.

               3. The provision or transport of wireline services using
                  unidirectional transmission capacity.

               4. The provision or transport of wireline services using
                  unequal bi-directional transmission capacity.

VII.  Definitions.

      As used in this Schedule:

               1. The term "LATA" means a Local Access and Transport Area established pursuant to the criteria set forth in Section 4(g) of the MFJ, as approved in United States v. Western Electric Company, Inc., et. al., 569 F. Supp. 990 (D.D.C.
                  1983), and as amended by subsequent orders, regardless of whether the LATA boundaries continue to be applied in future governmental regulation of the wireline telecommunications industry. In the event of the cessation of use of LATA boundaries by a telecommunications governmental regulation or court order, then the LATA boundaries in effect at the time of cessation of such use shall be deemed to be the LATA boundaries for purposes of this Agreement.

               2. The term "Rate Center" means a point within a geographic area designated by agreement of Comcast Parent and Sprint Parent as the Rate Center and shall be used for measuring distances to and from such geographic area. Each geographic area shall have one Rate Center. The Rate Center shall be near the geographic center of the geographic area.

               3.  The term "75 Mile Plus Calls" means wireline calls
                  between end users whose Rate Centers are greater than 75 miles apart.

               4. The term "residences" will have its customary meaning unless and until the scope of Teleport's business is confined by agreement of its owners so as to exclude (or make non-exclusive) serving "small business customers", in which event the term "residences" will also include "small business customers". The term "small business customer" for this purpose means a non-residential customer having five or fewer Access Lines. The term "Access Line" means a voice-grade message telephone line (DS-0 equivalent) that can originate or terminate telecommunications services, which need not have a separate telephone number, and is interconnected with the public switched telephone network; provided, that an ISDN BRI shall count as one Access Line.


                                  SCHEDULE 2

                               Specified Markets

Comcast:    Detroit, Michigan
            Fort Lauderdale, Florida
            Orange County, California